Exhibit 99.1
PRESS RELEASE
comScore Announces Preliminary Third Quarter 2007 Financial Results
RESTON, VA, October 8, 2007 — comScore, Inc. (NASDAQ: SCOR), a global leader in measuring the digital world, today announced preliminary results for the quarter ended September 30, 2007.
Third quarter 2007 revenue is projected to be in the range of $22.1 million to $22.5 million, an increase of 37 percent to 39 percent compared to the third quarter of 2006. These anticipated preliminary results exceed the company’s previous guidance for third quarter 2007 revenue of approximately $21.5 million to $22.0 million.
Third quarter 2007 GAAP net income is projected to be in the range of $3.5 million to $3.9 million, an increase of 119% percent to 145% percent compared to the third quarter of 2006. Adjusted net income — which comScore defines as net income plus the amortization of intangible assets resulting from acquisitions, stock-based compensation and the revaluation of preferred stock warrant liabilities — is projected to be in the range of $4.4 million to $4.8 million for the third quarter of 2007, an increase of 119% percent to 139% percent compared to the third quarter of 2006. This anticipated adjusted net income results in $0.15 to $0.17 per fully diluted share, based on an estimated range of 28.5 million to 29.1 million weighted average shares for the third quarter. The company previously forecasted on August 2, 2007 adjusted net income for the third quarter 2007 of $3.3 million to $3.5 million, or $0.11 to $0.12 per fully diluted share, based on an estimated 29 million weighted average shares for the quarter. A reconciliation of comScore’s preliminary GAAP results to this non-GAAP metric is included as part of this release. The mid-points of the ranges for preliminary GAAP net income and adjusted net income have been used in the reconciliation.
Adjusted EBITDA — which comScore defines as net income plus/ (minus) the provision/ (benefit) for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities, less interest income (expense), net — is anticipated to be in the range of $4.2 million to $4.6 million compared to the company’s previous guidance of $3.4 million to $3.5 million. A reconciliation of comScore’s preliminary GAAP results to this non-GAAP metric is also provided in this release. The mid-point of the range for adjusted EBITDA has been used in the reconciliation. This represents an increase of 59 percent to 74 percent compared to the prior year period. Excluding the impact of an estimated $700,000 in public company costs in the third quarter of 2007, comScore’s first full fiscal quarter as a public company, the anticipated growth in adjusted EBITDA is expected to be in the range of 85 percent to 100 percent compared to the third quarter of 2006. The adjusted EBITDA margin is anticipated to be in the range of 19 percent to 20 percent, an increase of three to four percentage points compared to the third quarter of 2006.

As of June 30, 2007, the company had a valuation allowance of $32.2 million against certain deferred tax assets, which consisted principally of net operating loss carryforwards. The company has continued to evaluate its valuation allowance position on a regular basis. Based on the company’s anticipated results for the third quarter of 2007, the company believes that it is probable that the valuation allowance will be reversed in part or in full in the third quarter of this year. The company’s evaluation of its valuation allowance, however, has not been finalized. Once the valuation allowance is eliminated in whole or in part, the amount reversed will not be available to offset the company’s future tax provision. It is expected that any such elimination of the company’s valuation allowance will have a material positive impact on its results from operations and financial results in the third quarter of 2007. The company’s preliminary GAAP net income and adjusted net income amounts disclosed in this press release do not reflect any adjustments related to a reversal of the company’s valuation allowance. The potential reversal of the valuation allowance affects book income only; there is no impact on operating or free cash flow until the net operating losses are actually utilized against taxable income.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). The company believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information, because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s true on-going operating results.
For example, the company believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. comScore defines adjusted EBITDA as net income plus (minus) the provision (benefit) for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities; less interest income (expense), net. The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. The company’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
In addition, comScore uses adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation and the amortization of intangible assets resulting from acquisitions, to evaluate profit performance including the impact of interest income/expense and taxes. The company’s management also intends to use free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
Reconciliation from GAAP Net Income to Adjusted Net Income and Adjusted EBITDA (Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)
	(unaudited)
Net income *	$3,725	$1,595	$6,505	$3,070
Amortization of acquired intangibles	211	333	796	1,037
Stock-based compensation	705	71	1,282	118
Revaluation of preferred stock warrant liabilities	(82)	6	1,195	215
Adjusted net income *	4,559	2,005	9,778	4,440
Provision for income taxes	150	0	203	0
Depreciation	928	724	2,770	2,105
Interest (income) expense, net	(1,188)	(84)	(1,428)	(118)
Adjusted EBITDA	4,449	2,645	11,323	6,427
Adjusted EBITDA margin (%)	20%	16%	18%	13%

*	The company’s preliminary, unaudited GAAP net income and adjusted amounts disclosed in this press release do not reflect any adjustments related to a reversal of the company’s deferred tax allowance.
Conference Call Details for October 31, 2007, to Discuss Third Quarter 2007 Financial Results
comScore will report financial results for the quarter ended September 30, 2007 on Wednesday, October 31, at 4:30 p.m. EDT.
Dr. Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on comScore’s results at that time via live webcast, accessible at http://ir.comscore.com/events.cfm. A replay of the webcast will be archived and available for playback beginning at 7:30 p.m. EDT that evening, accessible from the same link.
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of consumers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by more than 700 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit http://www.comscore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: comScore’s forecasts of revenue, net income, adjusted EBITDA adjusted net income and fully-diluted earnings per share, and the related growth rates for the third quarter; comScore’s expectations regarding its valuation allowance position with respect to certain deferred tax assets, whether all of the valuation allowance will be eliminated in the third quarter of this year, and the expected impact of the elimination of such valuation allowance. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the early stage of the market for digital marketing intelligence and the rate of development of such market; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; changes in comScore’s data-collection methodologies; inability to sell additional products and attract new customers; dependence on growth of international operations; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; comScore’s history of losses and the risk of future losses; comScore’s utilization of net operating loss carryforwards; and risks that comScore’s actual results could vary, perhaps materially, from the preliminary results contained in this press release following the completion of the review of its third quarter operating results by its management and independent registered public accounting firm.

For a detailed discussion of these and other risk factors, please refer to comScore’s Registration Statement on Form S-1, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (the “SEC”) . You can obtain copies of the Registration Statement on Form S-1 and Quarterly Reports on Form 10-Q on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
John Green
Chief Financial Officer
jgreen@comscore.com
(703) 438-2325